     As filed with the Securities and Exchange Commission on March 15, 2002

                                                  Registration No. 333-________
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              ---------------------

                        ROTARY POWER INTERNATIONAL, INC.
               (Exact name of issuer as specified in its charter)


              DELAWARE                                         13-3632860
      ------------------------                              -------------
      (State or other Jurisdiction of)                     (IRS Employer
                                                           Identification No.)

                 P.O. Box 128, Wood-Ridge, New Jersey 07075-0128
                    (Address of principal executive offices)

                  CONSULTING AGREEMENTS WITH WILLIAM T. FIGART,
                   W. ROBERT FINKLE, WILLIAM TOMOL, CALLOS AND
                    ASSOCIATES, JAMES GIBBS, CHRISTIE ART AND
                       COMMUNICATION AND ROBERT FARRINGTON

                     COMPENSATION AGREEMENTS WITH EMPLOYEES
                            (Full title of the plans)

                                Ronald G. McKeown
                                  P.O. Box 128
                        Wood-Ridge, New Jersey 07075-0128
                                 (973) 470-7000
       (Name, Address, including zip code, and telephone number, including area code, of agent for service of process)

                                   ----------

                          Copies of Communications to:
                               John T. Kelly, Esq.
                        Wilentz, Goldman & Spitzer, P.A.
                           90 Woodbridge Center Drive
                          Woodbridge, New Jersey 07095


                                         CALCULATION OF REGISTRATION FEE

====================================== ================= ==================== ==================== =================
                                                          Proposed Maximum     Proposed Maximum       Amount of
         Title of Securities             Amount to be      Offering Price     Aggregate Offering   Registration Fee
          to be Registered                Registered        Per Share(1)           Price(1)
-------------------------------------- ----------------- -------------------- -------------------- -----------------
Common Stock, par value $.01 per       125,620 Shares             $.26             $32,661.20             $3.00
share
-------------------------------------- ----------------- -------------------- -------------------- -----------------
Common Stock, par value $.01 per        22,240 Shares             $.26              $5,782.40             $0.53
share
-------------------------------------- ----------------- -------------------- -------------------- -----------------
Common Stock, par value $.01 per        44,500 Shares             $.26             $11,570.00             $1.06
share
-------------------------------------- ----------------- -------------------- -------------------- -----------------
Common Stock, par value $.01 per        46,400 Shares             $.26             $12,064.00             $1.11
share
-------------------------------------- ----------------- -------------------- -------------------- -----------------
Common Stock, par value $.01 per        20,000 Shares             $.26              $5,200.00             $0.48
share
-------------------------------------- ----------------- -------------------- -------------------- -----------------
Common Stock, par value $.01 per        32,830 Shares             $.26              $8,535.80             $0.79
share
-------------------------------------- ----------------- -------------------- -------------------- -----------------
Common Stock, par value $.01 per        48,000 Shares             $.26             $12,480.00             $1.15
share
-------------------------------------- ----------------- -------------------- -------------------- -----------------
Common Stock, par value $.01 per        49,000 Shares             $.26             $12,740.00             $1.17
share
-------------------------------------- ----------------- -------------------- -------------------- -----------------
Common Stock, par value $.01 per        63,000 Shares             $.26             $16,380.00             $1.51
share
-------------------------------------- ----------------- -------------------- -------------------- -----------------
Common Stock, par value $.01 per        30,900 Shares             $.26              $8,034.00             $0.74
share
-------------------------------------- ----------------- -------------------- -------------------- -----------------
Common Stock, par value $.01 per        27,500 Shares             $.26              $7,150.00             $0.66
share
====================================== ================= ==================== ==================== =================

----------

(1) Estimated pursuant to paragraphs (c) and (h) of Rule 457 solely for the purpose of calculating the registration fee, based upon the average of the reported high and low bid price of the shares of Common Stock on March 11, 2002, as reported on the OTC Bulletin Board.

                                     PART I


INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1. PLAN INFORMATION.

        Rotary Power International, Inc. (the "Company" or the "Registrant") is offering shares of its common stock, $.01 par value (the "Common Stock") to certain individuals as consideration for consulting services rendered to the Company and to certain employees as compensation for services rendered to the Company. This issuance of Common Stock is being made pursuant to a consulting agreement between the Company and each consultant and a compensation agreement between the Company and each employee. The Company has equated the number of shares of Common Stock to the value of the consulting and personal services provided or to be provided by the consultants and employees. The shares of Common Stock issued hereunder will not be subject to any resale restrictions. The following individuals will receive the number of shares of Common Stock indicated beside each of their names for consulting services:

               William T. Figart              125,620

               W. Robert Finkle                22,240

               William Tomol                   44,500

               Dan Wismar                      46,400

               James Gibbs                     20,000

               William Christie                32,830

               Robert Farrington               48,000


        The following employees of the Company will receive the number of shares of Common Stock indicated beside his or her name for personal services rendered to the Company:

               Gary LaBouff                    49,000

               John Mack                       63,000

               Denise Osborn                   30,900

               Roger Tang                      27,500

                                     PART II


INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents, as filed by the Company with the Securities and Exchange Commission, are incorporated by reference in this Registration Statement and made a part hereof:

           (a) The Company's Annual Report on Form 10-KSB for the year ended December 31, 2000, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934.

           (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Annual Report referred to in (a) above.

           (c) The description of the Common Stock of the Company that is contained in the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on February 9, 1994 under Section 12(b) of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

        Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

        All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment that indicate that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.


ITEM 4. DESCRIPTION OF SECURITIES.

            Not applicable.


ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

            Not applicable.


ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 8 of the Certificate of Incorporation of the Company provides that no member of the Board of Directors of the Company shall be liable to the Company or its stockholders for monetary damages for breach of his fiduciary duty as a director, except for (i) breaches of the director's duty of loyalty to the

Company, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under Section 174 of the General Corporation Law of the State of Delaware, or (iv) transactions from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the liability of directors, then the liability of the directors of the Company shall automatically be eliminated or limited to the fullest extent permitted under the General Corporation Law of the State of Delaware, as so amended.

        Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity. Section 145(a) permissive indemnity may provide indemnification against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145(b) of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person described in Section 145(a) in an action by or in the right of the corporation provided that he satisfies the conditions set forth in Section 145(a), except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudicated to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for proper expenses. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action referred to in Sections 145(a) and (b), the corporation shall indemnify him against the expenses (including attorneys' fees) which he actually and reasonably incurred in connection therewith. The indemnification provided pursuant to Section 145 is not deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote or otherwise.

        The Company entered into indemnification agreements with each of its directors and executive officers and, pursuant to such agreement, has agreed to indemnify each director and executive officer to the fullest extent permitted under the Company's Certificate of Incorporation and under the Delaware General Corporation Law, and has further agreed to advance any expenses incurred by any such director or executive officer defending any civil, criminal, administrative or investigative action, suit or proceeding before a final disposition of such action, suit or proceeding upon the receipt of an undertaking from such director or executive officer to repay such amounts advanced in the event that it is ultimately determined that such director or executive officer was not entitled to indemnification.


ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

            Not applicable.

ITEM 8. EXHIBITS.

        The following is a list of exhibits filed as part of this Registration Statement.


Exhibit Number                      Exhibit
--------------                      -------

     4.1                Consulting Agreement between Rotary Power International,
                        Inc. and William T. Figart dated as of September 7, 2001
                        (incorporated by reference to the Company's Registration
                        Statement on Form S-8 filed with the Securities and Exchange Commission on September 14, 2001).

     4.2                Consulting Agreement between Rotary Power International,
                        Inc. and W. Robert Finkle dated as of September 17,
                        2001.

     4.3                Consulting Agreement between Rotary Power International,
                        Inc. and William Tomol dated as of June 1, 2001.

     4.4                Consulting Agreement between Rotary Power International,
                        Inc. and Callos and Associates dated as of August 1, 2001.

     4.5                Consulting Agreement between Rotary Power International,
                        Inc. and James Gibbs dated as of October 1, 2001.

     4.6                Consulting Agreement between Rotary Power International,
                        Inc. and Christie Art and Communication dated as of November 1, 2001.

     4.7                Consulting Agreement between Rotary Power International,
                        Inc. and Robert Farrington dated as of May 1, 2001.

     5.1                Opinion of Wilentz, Goldman & Spitzer, P.A.

    23.1                Consent of Demetrius & Company, L.L.C.

    23.2 Consent of Wilentz, Goldman & Spitzer, P.A. (included as part of Exhibit 5.1)


ITEM 9. UNDERTAKINGS.

           (a) The undersigned Registrant hereby undertakes:

               (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than twenty percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                    (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

               PROVIDED, HOWEVER, that subparagraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

           (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

           (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


        In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned in the City of Wood-Ridge, State of New Jersey, on the 15th day of March, 2002.





                                    ROTARY POWER INTERNATIONAL, INC.


                                    By:  /s/ Ronald G. McKeown
                                        --------------------------------------
                                        RONALD G. MCKEOWN,
                                        President and Chief Executive Officer






      In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


/s/ Virgil E. Wenger                                                            Dated:   March 15, 2002
---------------------------------------------------------
Virgil E. Wenger
Chairman


/s/ Ronald G. McKeown                                                           Dated:   March 15, 2002
-----------------------------------------------------------
Ronald G. McKeown
Director, President and Chief Executive Officer
  (Principal Executive Officer)


/s/ Douglas M. Drew                                                             Dated:   March 15, 2002
-----------------------------------------------------------
Douglas M. Drew
Director and Vice President, Finance
  (Principal Financial Officer)

                                INDEX TO EXHIBITS



Exhibit Number                      Exhibit
--------------                      -------

     4.1                Consulting Agreement between Rotary Power International,
                        Inc. and William T. Figart dated as of September 7, 2001
                        (incorporated by reference to the Company's Registration
                        Statement on Form S-8 filed with the Securities and Exchange Commission on September 14, 2001).

     4.2                Consulting Agreement between Rotary Power International,
                        Inc. and W. Robert Finkle dated as of September 17,
                        2001.

     4.3                Consulting Agreement between Rotary Power International,
                        Inc. and William Tomol dated as of June 1, 2001.

     4.4                Consulting Agreement between Rotary Power International,
                        Inc. and Callos and Associates dated as of August 1, 2001.

     4.5                Consulting Agreement between Rotary Power International,
                        Inc. and James Gibbs dated as of October 1, 2001.

     4.6                Consulting Agreement between Rotary Power International,
                        Inc. and Christie Art and Communications dated as of November 1, 2001.

     4.7                Consulting Agreement between Rotary Power International,
                        Inc. and Robert Farrington dated as of May 1, 2001.

     5.1                Opinion of Wilentz, Goldman & Spitzer, P.A.

    23.1                Consent of Demetrius & Company, L.L.C.

    23.2 Consent of Wilentz, Goldman & Spitzer, P.A. (included as part of Exhibit 5.1)